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                                                                   EXHIBIT 10.15

TIP
A GE CAPITAL COMPANY

              VEHICLE LEASE AGREEMENT           NO.OE-146

This Vehicle Lease Agreement (the "Agreement") is made as of 7/25/2002 by and between Transport International Pool, Inc., a Pennsylvania corporation, with offices at 426 W. Lancaster Avenue, Devon, Pennsylvania 19333 ("Lessor") and WESTERN EXPRESS, a TN CORPORATION ("Lessee"), with offices at 7135 CENTENNIAL PLACE NASHVILLE, TN, TN 37209, for the vehicles set forth on Schedule AB hereto (the "Vehicles") In consideration of the promises and covenants herein contained the parties hereto agree as follows:

1. VEHICLES. Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor the Vehicles for the Lease Term set forth on Schedule AB.

2. TERM. The Lease Term, as set forth on Schedule AB, shall commence on the first day of the month subsequent to the earlier of (a) delivery of all of the Vehicles or (b) three (3) days following written notice to Lessee that all vehicles are available for delivery hereunder. Each Vehicle delivered to Lessee prior to the commencement of the Lease Term shall be subject to the terms and conditions of this Agreement as of the date of delivery (the "Vehicle Delivery Date"). Lessee's rent obligation as to any vehicle shall commence on the earlier of the Vehicle Delivery Date of three (3) days following written notice to Lessee that the Vehicle is available for delivery.

3. DELIVERY. Lessor shall deliver to Lessee and Lessee shall accept delivery of each Vehicle at the Delivery Location set forth on Schedule AB. Upon delivery, Lessee or its agent shall sign Lessor's Standard Lease Agreement which shall be used solely for the purpose of identifying the Vehicles, establishing the Vehicle Delivery Date and documenting Vehicle condition.

4. MAINTENANCE.

    A.  At Lessor's expense, Lessor shall:

        1 Inspect, lubricate, and provide maintenance for normal wear and tear as reasonably required to maintain each Vehicle in good repair, mechanical condition and running order;

        2 Replace tires and brakes on each Vehicle in accordance with Federal and state vehicle safety regulations.

    B.  At Lessee's expense, Lessee shall:

        1 Deliver to the maintenance location set forth on Schedule AB (the "Maintenance Location") each Vehicle requiring inspection, tire or brake replacement, alignment, maintenance, or repairs required to be performed by Lessor;

        2 Provide daily safety inspections of each Vehicle and maintain proper axle lubricant levels, tire inflation and repair, brake operation and lighting including bulbs and lens replacement;

        3 Maintain each Vehicle in the same condition as when delivered, excepting normal wear and tear, making all necessary repairs and replacements in compliance with all manufacturers' standards relating thereto, using only new parts;

        4 Reimburse Lessor for tires damaged by improper inflation, impact breaks or running flat; and

        5 Pay Lessor the fair market value of tires supplied or paid for by Lessor that are not returned with the Vehicles.

5. DISABLED AND SUBSTITUTE VEHICLES.

            A. In the event that any Vehicle shall be unavailable to Lessee due to a malfunction for which Lessor is responsible as provided herein (a "Disabled Vehicle"), Lessee shall return the Vehicle to the Maintenance Location for repair. If the disability is such that the Disabled Vehicle cannot be returned to such location, Lessor shall direct Lessee to a repair facility of Lessor's choosing. In the event that the required repairs are Lessor's responsibility, Lessor shall authorize said repairs and issue a purchase order therefor. Lessee shall not purchase replacement tires for Lessor's account or charge Lessor for any expense except upon Lessor's prior written consent. Lessor reserves the right to change the Maintenance Location upon thirty (30) days notice to Lessee.



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            B. In the event that any Disabled Vehicle cannot be repaired within three (3) business days after delivery to the Maintenance Location or receipt of the notice set forth above, Lessor shall make available a standard substitute Vehicle without modifications of approximately similar size and capability (the "Substitute Vehicle") at a location of Lessor's choosing. The Substitute Vehicle shall be subject to the terms and conditions of this Agreement and shall be returned to the same location within three (3) business days of notice that the Disabled Vehicle has been repaired, after which time Lessee shall pay lease charges on the Substitute Vehicle at Lessor's standard card rates. Lessor shall incur no liability if it cannot supply a Substitute Vehicle and Lessee's sole remedy shall be abatement of rent. Lease charges applicable to the Disabled Vehicle shall abate during the period commencing twenty-four (24) hours following delivery thereof to the Maintenance Location or receipt of the notice set forth above and ending on the earlier of the delivery of the Substitute Vehicle to Lessee or three (3) business days following notice to Lessee by any means that the original Disabled Vehicle is available.

            C. In the event that a Vehicle shall become totally destroyed, stolen or otherwise unavailable to or unusable by Lessee for the balance of the Lease Term, Lessee shall provide notice thereof to Lessor. Billing shall terminate upon Lessor's receipt from Lessee of 115% of the Far Market Value of the Vehicle ("FMV") prior to damage, destruction or loss, plus any additional payments representing the unamortized portion of expenses associated herewith for such Vehicle. At its sole option, Lessor may provide a permanent Substitute Vehicle for the balance of the Lease Term. The lease rate for said permanent Substitute Vehicle may be increased over the rate applicable to the terminated Vehicle for specific expenses that must be recovered over the shortened term of the Agreement.

            D. FMV shall be determined by Lessor to be the value that would be obtained in an arm's-length transaction between an informed and willing buyer and seller under no compulsion to sell and, without regard to drayage costs.

6. USE AND OPERATION. Lessee warrants that: (a) the Vehicles shall be used only in the Continental United States and Canada and only for the transportation and/or storage of (the "Products"); (b) the Vehicles shall not be operated by any person other than agents or employees of Lessee, each warranted to be a careful, dependable operator not operating under the influence of alcohol or drugs, with a valid license to operate such Vehicles; (c) Lessee shall use each Vehicle designated as a storage Vehicle for storage purposes only; (d) Lessee shall comply with all current and future statutes, regulations, rules, ordinances and orders of any governmental or quasi-governmental entity, including without limitation environmental statutes, regulations, rules, ordinances and orders, affecting the use, operation or maintenance of the Vehicles (collectively "Applicable Laws"); (e) Lessee shall comply with the Vehicle manufacturer's loading limitations and avoid abusive handling and concentrated or excessive loads; and (f) Lessee shall provide Lessor with any Vehicle operation data as may be required by any governmental agency and such data shall be true and accurate. Lessee shall not use or permit any Vehicle to be used for third-party advertising purposes without Lessor's prior written consent. Lessee shall not remove any advertising placed by Lessor on any Vehicle without lessor's prior written consent.

7. HAZARDOUS MATERIALS.

    A. Lessee shall not transport, load or store in or on any Vehicle any ultrahazardous materials, medical wastes, hazardous wastes, infectious materials, poison gases, radioactive materials, or explosives (collectively "Ultrahazardous Materials"). If Lessor determines that Lessee has used the Vehicle for such purposes, Lessor, in its sole discretion, may require Lessee to purchase the Vehicle at 115% of such Vehicle's FMV prior to use for such purposes.

    B. If any Vehicle is damaged, contaminated, stained, soiled or tainted as a result of transporting, loading or storing Ultrahazardous Materials or any other substances, Lessee shall promptly restore such Vehicle to its condition on the Vehicle Delivery Date and, if decontaminated, provide proof of such decontamination including, without limitation, methodology and pre and post decontamination sampling results. Lessor, in its sole discretion and at Lessee's sole cost, may have any Vehicle inspected and tested for any hazardous substance or material by any inspector of Lessor's choosing. If Lessee fails to restore any damaged, contaminated, stained, soiled or tainted Vehicle within seven (7) business days of Lessor's demand therefor, Lessor may at its sole discretion (i) require Lessee to purchase the Vehicle at 115% of such Vehicle's FMV prior to use for such purposes or (ii) restore such Vehicle and invoice Lessee for costs incurred.



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8. HOLD HARMLESS. Lessee shall indemnify and hold Lessor harmless from; (a) any loss or damage Lessor may sustain as a result of any damage to or loss of any Vehicle due to any cause, including without limitation collision, fire, lightning, theft, explosion, flood, windstorm or Act of God; (b) any loss or damage Lessor may sustain as a result of the death or injury to, or damage to the property, including cargo, of any person as a result, in whole or in part, of the use or condition of any Vehicle; (c) any loss, claim, liability, damages, expense or disbursement, penalty or fine, disposal, remediation or corrective action cost, or forfeiture or seizure that may arise in whole or in part from the use or condition, actual or alleged, of any Vehicle or the failure, actual or alleged, of Lessee to use and maintain any Vehicles as provided under this Agreement and in compliance with Applicable Laws, unless such loss or damage arises from Lessor's gross negligence; (d) any claim, lien or liability arising from work performed or for materials supplied in connection with the operation or maintenance of any Vehicle.

9. INSURANCE. Lessee shall at its sole cost and expense procure, and keep in full force and effect from the initial Vehicle Delivery Date until the return of all Vehicles, valid and pre-paid Commercial Auto Liability insurance and Commercial Auto Physical Damage or Trucker's Liability insurance and Trucker's physical damage policies satisfactory to Lessor with coverage for; (a) hired autos (trailers) for bodily injury and property damage liability, with a minimum combined single limit of one million dollars ($1,000,000) per occurrence or, if any Vehicle is used to haul or store acceptable hazardous materials, a minimum combined single limit of five million dollars ($5,000,000) per occurrence and either an Environmental Impairment Liability or Pollution Liability endorsement equal to the combined single limit per occurrence or a separate policy for Environmental Impairment Liability or Pollution Liability with a minimum combined single limit of five million ($5,000,000) per occurrence; (b) hired autos (trailers) for physical damage providing collision and comprehensive coverage with limits equal to the fair market value of the Vehicles with Lessor as loss payee; and (c) Commercial General Liability for contractual liability coverage for hold harmless agreements, with a minimum combined single limit of one million dollars ($1,000,000) per occurrence. If the Vehicles are used solely for stationary storage of non-hazardous materials, Lessee may provide only the coverage set forth in subparagraph (c) hereof. If the Vehicles are used solely for stationary storage of acceptable hazardous materials, Lessee may provide only the coverage set forth in subparagraph (c) with a combined single limit of five million dollars ($5,000,000) per occurrence and either an Environmental Impairment Liability or Pollution Liability endorsement equal to the combined single limit per occurrence or a separate policy for Environmental Impairment Liability or Pollution Liability with a minimum combined single limit of five million ($5,000,000) per occurrence. Each of the foregoing liability policies shall name Lessor as an additional insured. All policies required herein shall require written notice to Lessor at least thirty (30) days prior to cancellation or material change. Lessee shall provide Lessor with prompt written notification of any accident or other event involving any Vehicle that may give rise to claims against Lessor. Lessee shall deliver to Lessor valid certificates of insurance evidencing that insurance coverage in compliance with this Section 9 is in force. The first such certificate shall be delivered within 21 days of the initial Vehicle Delivery Date and thereafter a renewal certificate shall be delivered prior to expiration of the then outstanding certificate. Failure by Lessor to demand or collect any such certificate shall not waive its rights under this Section 9 or any other provision of this Agreement.

10. VEHICLE PROTECTION PLAN. If Lessee accepts the Vehicle Protection ("VP") Plan and pays all required charges within 28 days of each invoice date, Lessee shall not be liable to Lessor for loss or damage to any Vehicle arising from collision, fire, lightning, theft, explosion, flood and windstorm in excess of the VP Deductible per Vehicle, unless such loss or damage arises from non-compliance with Lessee's obligations under this Agreement, and Lessee shall not be required to provide comprehensive insurance coverage for physical damage to the Vehicles. The VP Plan shall not be applicable to; (a) tire and/or wheel theft, unless the trailer is stolen; (b) tire damage unless the tires are damaged as a result of a collision; (c) collision with a road surface, ground or any part thereof; (d) Vehicle upset due to load shift, improper operation or jackknife; (e) floor damage resulting from improper loading or unloading of the Vehicle; (f) damage caused by a tractor/trailer coupling or lifting operation; or (g) damage caused by the hauling of hazardous or Ultrahazardous Materials. Lessee shall indemnify and hold Lessor harmless from and against all losses, damages and expenses not covered by the VP Plan LESSEE ACKNOWLEDGES THAT VP IS A DAMAGE WAIVER PROGRAM, NOT INSURANCE COVERAGE. Lessee shall report any loss or damage to which the VP waiver is applicable to Lessor within 48 hours of occurrence, provide



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any requested documentation and fully cooperate with Lessor; non-compliance herewith shall void the VP liability limitation. Lessor may change the VP rates or cancel VP upon 10 days written notice. In the event of VP cancellation, Lessee shall immediately provide comprehensive coverage for physical damage in accordance with Section 9.

11. SAFETY INSPECTIONS. Lessee shall be solely responsible for ensuring that each Vehicle is in compliance with all applicable safety regulations. Lessee shall perform and pay for all required safety inspections and shall maintain proper documentation evidencing said inspections. Lessee shall indemnify and hold Lessor harmless from and against any fines, forfeitures, or penalties which may arise from Lessee's non-compliance with the provisions of this Section.

12. LICENSES. Lessor, at its sole cost and expense, shall procure licenses and registrations required for the lawful operation of each Vehicle in the states or provinces set forth on Schedule AB. Increases in license and registration fees during the Lease Term shall be the responsibility of Lessee and shall be billed to Lessee at the beginning of each license period. If registration or testing is required during the Lease Term, Lessee shall, at Lessor's direction, deliver the Vehicles too the test stations during the required testing period and take repossession upon the conclusion of registration and/or testing for the remaining Lease Term.

13. TAXES. In addition to the lease and other payments as provided hereunder, Lessee shall pay, or reimburse Lessor for payment of, any and all fees, fines, penalties and sales and use taxes including, but not limited to, value added taxes and personal property taxes or other direct taxes levied against or based upon the price or value of the Vehicles or their use or operation, or levied against or based upon the lease payments paid or to be paid hereunder, and any other taxes levied against or based upon this Agreement or the executing, filing, recording or performance thereof. The term "direct taxes" as used herein shall include all taxes (except income taxes of Lessor), changes, and fees levied, assessed, or charged by any taxing authority.

14. RATE AND BILLING.

    A. Lessee shall pay Lessor in advance for the use of each Vehicle at the rates and upon the schedule set forth on Schedule AB.

    B. Miles traveled in excess of the Mileage Allowance set forth on Schedule AB shall be billed each billing period for each Vehicle on an estimated basis. Estimated excess mileage charges shall be determined by multiplying the difference between the Estimated Mileage and the Mileage Allowance by the Mileage Rate, each as set forth on Schedule AB. Actual miles traveled shall be determined from the hubodometer attached to each Vehicle. If actual hubodometer readings indicate greater mileage than billed as of the date of such reading, then at Lessor's option the hubodometer reading shall constitute the basis for an adjusted mileage billing. Adjusted mileage charges shall be billed as of the date of such reading or at a time of the return of the Vehicle.

    C. Refrigerated van running time in excess of the Annual Reefer Hour Allowance set forth on Schedule AB shall be billed each billing period for each refrigerated Vehicle on an estimated basis. Estimated excess running time charges shall be determined by multiplying the difference between the Annual Estimated Reefer Hours and the Annual Reefer Hour Allowance by the Reefer Hourly Rate, each as set forth on Schedule AB. Actual running time hours shall be determined from the refrigerated van hour clock attached to each Vehicle. If the actual clock reading indicates more hours run than billed as of the date of such reading then at Lessor's option the clock reading shall constitute the basis for an adjusted hourly billing. Adjusted hourly charges shall be billed as of the date of such reading or at the time of the return of the Vehicle.

    D. Lessee shall immediately notify Lessor if any hubodometer or refrigerated van clock has been removed or fails to function properly. The mileage and/or refrigeration hours usage applicable shall be the higher of the mileage or hours usage indicated by Lessor's records for Lessee from prior transaction or eighty
(80) miles per day and ten (10) refrigeration hours per day.

    E. If upon return of the Vehicle the actual mileage exceeds the Estimated Mileage, Lessee shall pay an additional one-half cent ($.005) per axle per mile therefor; for refrigerated Vehicles the excess charge shall be on and one-half cents ($.015) per axle per mile.



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    F. If upon the return of any Vehicle or upon the replacement of any tire by
Lessor tread wear exceeds 1/32nd inch per tire for each five thousand (5,000) miles traveled for a Vehicle with bias ply tires or ten thousand (10,000) miles for a Vehicle with radial tires, Lessee shall pay Lessor a charge, based upon the then current tire price, for each 1/32nd inch or fraction thereof of tread wear in excess of such allowances. If upon the return of any Vehicle or replacement of brakes by Lessor brake wear is in excess of 1/8th inch for each twelve thousand five hundred (12,500) miles traveled, Lessee shall pay Lessor a charge, based upon the then current price for a brake reline service, for each 1/8th inch or fraction thereof of lining wear in excess of such allowance. Lessee shall be responsible for the replacement cost for cracked or scored brake drums.

    G. Other charges due Lessor under this Agreement shall be billed to lessee when incurred. Lessee shall pay all invoices within ten (10) days of the invoice date without set-off or deduction. If Lessee fails to pay any amount when due, a late charge of the lesser of 1/2% per month (18% per annum compounded monthly) or the maximum legal rate shall be assessed on any amount not paid when due. Payments received by Lessor after the due date shall be applied first to the most recent invoices issued to Lessee without regard to Lessee's instructions. Invoices shall be sent to the Billing Address set forth on Schedule AB or to such other address as Lessee may instruct Lessor in writing. Lessor reserves the right to offset any amount owed Lessee by any amount due Lessor hereunder.

15. EVENTS OF DEFAULT. The occurrence of one or more of the following shall constitute an Event of Default: (a) Lessee fails to pay when due any rent or any other payment under this Agreement; (b) Lessee fails to perform any other term or condition of this Agreement and such failure remains unremedied for more than ten (10) days after Lessor has requested Lessee to perform, except if such default arises due to noncompliance with Section 9, which default shall become effective immediately; (c) Lessee or any guarantor of Lessee (i) becomes insolvent, (ii) commits an act of bankruptcy, (iii) becomes subject to any voluntary or involuntary bankruptcy proceedings, (iv) makes an assignment for the benefit of creditors, (v) appoints or submits to the appointment of a receiver for all or any of its assets, (vi) admits in writing its inability to pay its debt as they become due or (vii) enters into any type of voluntary or involuntary liquidation; (d) Lessee defaults under any other agreement with Lessor or any affiliate of Lessor; or (e) any letter of credit, guaranty or other security given to secure the performance of this Agreement shall expire, terminate or become worthless in the opinion of Lessor.

16. REMEDIES UPON DEFAULT. Upon any Event of Default, Lessor may, at its option and without demand or notice to Lessee, do any one or more of the following; (a) pay all amounts required to be paid or perform or cause to be performed all obligations required to be performed by Lessee hereunder and charge Lessee as additional rent the amount paid or the reasonable value of all services performed therefor; (b) declare the net present value of the entire balance of Rent for the remainder of the Lease Term, discounted by the rate for commercial paper placed directly by General Electric Capital Corporation with an average maturity of ninety (90) days as published in the Easter Edition of the Wall Street Journal on the date of this Agreement, immediately due and payable by acceleration and recover such amount as liquidated damages, the reasonableness of such damages being acknowledged by Lessee; (c) suspend Lessor's maintenance, repair and substitute vehicle obligations; or (d) terminate this Agreement and Lessee's rights hereunder and require Lessee at its sole cost to promptly return the Vehicles to Lessor at such locations as Lessor may designate. If Lessee is in default of this Agreement or any other agreement with Lessor, Lessee shall be declared in default of all existing agreements between Lessee and Lessor. No termination, repossession or other act by Lessor after default by Lessee shall relieve Lessee from any of its obligations hereunder. In addition, Lessee shall pay to Lessor on demand the unamortized portion of any expense associated with any Vehicle and all fees, costs and expenses incurred by Lessor in enforcing its rights hereunder including, without limitation, reasonable attorney's fees. The remedies provided in favor of Lessor shall be cumulative and in addition to all other remedies provided in this Agreement or existing at law or in equity.

17. REPOSSESSION. If Lessee fails or refuses to promptly return any Vehicle to Lessor after demand therefor, or if an Event of Default has occurred and is continuing, Lessor shall have the right to enter upon any premises where Vehicles are located and take immediate possession of and remove such Vehicles and shall be deemed Lessee's agent for such purposes. If Lessor takes possession of any Vehicle with other property contained in, upon or attached to such Vehicle, Lessor may take possession of such



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property and hold it in Lessor's possession or in public storage for the account and at the expense of Lessee or dispose of such property with no further liability.

18. LESSEE OWNERSHIP; FINANCIAL CONDITION. If the ownership of Lessee changes or there is a disposition of a substantial portion of Lessee's assets or a substantial change in Lessee's financial condition at any time during the Agreement term. Lessee shall promptly notify Lessor thereof and Lessor may terminate this Agreement and demand the prompt return of the Vehicles or require from Lessee additional financial security or assurances including, but not limited to, cash deposits, letters of credit, escrow accounts and guarantees as a condition to maintaining this Agreement in full force and effect. If Lessor terminates this Agreement, Lessee shall pay all outstanding invoices and other charges set forth in Section 16. Upon request, Lessee shall provide to Lessor
(a) within 45 days after the end of each quarterly accounting period and within 90 days after the end of each fiscal year, financial statements setting forth comparative figures for the corresponding period in the preceding fiscal year certified by an authorized financial officer of Lessee or by a recognized independent public accountant as presenting fairly the financial information shown therein and (b) such other financial data as Lessor may reasonably request.

19. WARRANTY. Lessee acknowledges receipt of each Vehicle in good and satisfactory condition. LESSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE WITH RESPECT TO ANY VEHICLE, MAINTENANCE OR REPAIR WORK. Lessor shall make available to Lessee the warranty benefits provided by the Vehicle's manufacturer.

20. LIMITATION OF LIABILITY. Lessor shall not be liable in connection with this Agreement for incidental, special, indirect, consequential or exemplary damages of any kind, including without limitation, lost profits and business interruption damages, suffered by Lessee or any other party. Lessee shall indemnify and hold Lessor harmless from and against all claims arising out of any such losses or damages. No right of Lessor under this Section 20 may be waived unless in writing and signed by a corporate officer of Lessor.

21. VEHICLE RETURN. Lessee shall return each Vehicle to Lessor in good condition, normal wear and tear excepted, with tires and brakes in accordance with Section 4 hereof or any maintenance addendum executed in connection herewith, and all Lessee identification, logos and decals, together with any residue therefrom, removed to Lessor's satisfaction. Upon termination of this Agreement in any manner permitted hereunder, or upon the return of any Vehicle. Lessee shall deliver said Vehicle to Lessor at the Return Location set forth on Schedule AB. In the event Lessee returns any Vehicle to any other location, Lessee shall pay all costs incurred by Lessor in returning said Vehicle to the Return Location. Any Vehicle not returned in good operating condition and otherwise as set forth herein shall remain leased hereunder and Lessee shall continue to pay lease payments required hereunder until the required repairs are completed by Lessee in a manner acceptable to Lessor. Lessee pays Lessor the actual or estimated cost of repair or Lessee purchases the Vehicle in accordance herewith.

Lessor's acceptance of a leased Vehicle(s) at any Lessor's location prior to the completion of the term does not constitute a termination of the Agreement for the Vehicles(s) unless agreed to in writing by Lessee and Lessor.

22. LESSEE'S PAYMENT OBLIGATION. Upon the termination of this Agreement for any reason whatsoever, including normal expiration, Lessee's payment obligations under this Agreement shall not cease until each Vehicle has been returned to Lessor or paid for as provided herein and all payments and charges due hereunder have been paid in full. For any Vehicle lost, stolen, totally destroyed or determined by Lessor to be damaged beyond reasonable cost of repair, Lessee shall pay Lessor 115% of the FMV of such Vehicle prior to such event. There shall be no abatement of lease payments and charges until said Vehicle has been returned to Lessor properly repaired, replaced, or Lessor is compensated as provided herein. At Lessee's request, Lessor may, from time to time, provide maintenance and repair services for



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which Lessee is responsible under this Agreement. Lessee shall pay for such services in accordance with this Agreement.

23. ASSIGNMENT. Lessee shall not sublet the Vehicle nor assign or transfer this Agreement without Lessor's prior written permission, in which event Lessee's obligations under this Agreement shall continue in full force and effect.

24. TITLE/FINANCING STATEMENTS. This Agreement is a lease and not a sale and Lessee shall not by payment of rent hereunder acquire any right, title or equitable interest in any Vehicle or its title. Lessee hereby grants to Lessor a security interest in each Vehicle and any asset subject to any contract with any affiliate of Lessor to secure the payment and performance of Lessee's obligations under this Agreement.

25. LESSOR IDENTIFICATION. Lessor reserves to itself, its successors and assigns, at all times during the Lease Term, the right to place and maintain in one or more locations upon each Vehicle Lessor's or its designee's name, logo or similar designation.

26. LIENS AND ALTERATION. Lessee shall keep each Vehicle free from any liens, claims or encumbrances and Lessee shall not, without Lessor's prior written consent, make or suffer any changes, alterations, or improvements (including logos and decals) in or to said Vehicle or remove therefrom any parts, accessories, attachments or other equipment. All Vehicle alterations and improvements shall become the property of Lessor upon the termination of this Agreement.

27. RENEWAL. In the event that Lessee shall, without further written agreement, continue to hold any Vehicle upon the expiration of its Lease Term, Lessor at its option may: (a) renew this Agreement for a term and at lease rate specified in writing by Lessor upon ten (10) days prior notice: or (b) demand the immediate return of each Vehicle to the Return Location. In the event that Lessor does not elect either (a) or (b) above, any period during which Lessee continues to hold any Vehicle shall be billed at the lease rates, subject to change at any time by Lessor with advance notice to Lessee, and under the terms and conditions set forth herein.

28. NON-PERFORMANCE OF DELIVERY. Lessor's delivery of the Vehicles may be subject to delay. Vehicle delivery delay shall not constitute a default by Lessor and Lessee's sole remedy therefor shall be abatement of rent. Lessee shall hold Lessor harmless from and against any direct or consequential damages which Lessee or any other parties may incur thereby.

29. THIS PARAGRAPH LEFT INTENTIONALLY BLANK.

30. NOTICES. Any notice, request or demand given under this Agreement, whether or not required, shall be valid only if in writing and shall be deemed effective three (3) days following deposit in a United States Post Office if mailed by certified mail, return receipt requested postage prepaid, or upon receipt if given in any other manner, addressed to Lessor to the attention of Contracts Administration, Transport International Pool, Inc., 426 W. Lancaster Ave., Devon PA, 49333, and to Lessee at the Address set forth on Schedule AB, or at such other address as either party may designate in writing.

31. SCHEDULES/ADDENDA. In addition to Schedules AB and C/I, the following Schedules/Addenda are hereby made a part of this Agreement.

    ADDENDUM MN, ADDENDUM RC, TRAILER PURCHASE ORDER NO. _____________ (INITIALED BY: RDH)

32. ENTIRE AGREEMENT. This Agreement; together with all amendments, schedules and addenda, constitutes a single agreement and is not severable into separate contracts. This Agreement, together with all amendments, Schedules and Addenda, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, but without prejudice to Lessor's rights with respect to any breach or default by Lessee under



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any such prior agreements, and shall be binding upon each party and their respective representatives, successors, and assigns. This Agreement may not be amended or altered in any manner except by a writing signed by duly authorized representatives of Lessee and Lessor.

33. WAIVER. The failure of Lessor to insist at any time upon the strict performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or remedy herein, or the waiver by Lessor of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or remedies.

34. MISCELLANEOUS. The form of this Agreement is intended for general use in the continental United States and, in the event that any of the terms and provisions thereof are in violation of or prohibited by any law, statute, regulation, ordinance or order, such terms and provisions shall be deemed amended to conform thereto without invalidating any other terms or provisions of this Agreement. Lessee's indemnification obligations under this Agreement shall in each case include attorneys' fees and costs and shall survive the termination of this Agreement. This Agreement and the parties' rights and obligations hereunder shall be governed by the laws of the Commonwealth of Pennsylvania. Lessee hereby submits to jurisdiction and venue of any courts having situs in the Eastern District of Pennsylvania and Chester County, Pennsylvania. Lessee hereby waives any and all rights to a trial by jury of any claim arising in connection with this Agreement. Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

35. CONFESSION OF JUDGMENT. Lessee irrevocably authorizes and empowers any attorney of any court of record to appear for Lessee in any court (upon the occurrence of an event of default hereunder) at any time to waive the issuance and service of process and to confess and enter judgment against Lessee and in favor of Lessor for such aggregate amount as is unpaid, with accrued interest, together with costs and attorney's fees equal to fifteen percent (15%) of the indebtedness then due hereon. The authority granted herein to confess judgment against Lessee shall not be exhausted by any exercise thereof, but may be exercised from time to time as often as there is occasion therefor until payment in full of all amounts due hereunder.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their authorized representative as of the day and year set forth above


LESSEE: WESTERN EXPRESS                            LESSOR: TRANSPORT INTERNATIONAL POOL, INC.


NAME:       DEE HOWELL                             NAME:          GILLIAN PIZONKA

TITLE:      VICE PRESIDENT, OPERATIONS             TITLE:         CONTRACT ANALYST

Signature:  /s/ R. Dee Howell                      Signature:  /s/ Gillian Pizonka
            --------------------------------                   -------------------------------------

Witness:    /s/ Charlene Franklin                  Witness:    /s/ Karen Williams
            --------------------------------                   -------------------------------------

Witness:                                           Witness:
(Printed                                           (Printed
Name)       CHARLENE FRANKLIN                      Name)       KAREN WILLIAMS
            --------------------------------                   -------------------------------------